Exhibit 1.1

Execution Copy

MAGELLAN MIDSTREAM PARTNERS, L.P.

5,000,000 COMMON UNITS

REPRESENTING LIMITED PARTNER INTERESTS

UNDERWRITING AGREEMENT

July 14, 2010

Execution Copy

July 14, 2010

Morgan Stanley & Co. Incorporated

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

J.P. Morgan Securities Inc.

Wells Fargo Securities, LLC,

As Managers of the several Underwriters

named in Schedule 1 hereto (the “Managers”)

c/o Morgan Stanley & Co. Incorporated

1585 Broadway

New York, New York 10036

Ladies and Gentlemen:

Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), proposes to issue and sell to the several underwriters named in Schedule 1 hereto (the “Underwriters”) 5,000,000 common units representing limited partner interests in the Partnership (the “Firm Units”). The Partnership also proposes to issue and sell to the several Underwriters not more than an additional 750,000 common units (the “Additional Units”) if and to the extent that you, as Managers of the offering, shall have determined to exercise, on behalf of the Underwriters, the right to purchase such common units granted to the Underwriters in Section 2 hereof. The Firm Units and the Additional Units are hereinafter collectively referred to as the “Units.” The common units representing limited partner interests of the Partnership to be outstanding after giving effect to the sales contemplated hereby are hereinafter referred to as the “Common Units.”

Magellan GP, LLC, a Delaware limited liability company, serves as the general partner (the “General Partner”) of the Partnership and owns all of the membership interests in MGG GP Holdings, LLC, a Delaware limited liability company (“MGG GP”). MGG GP owns all of the membership interests in Magellan Midstream Holdings GP, LLC, a Delaware limited liability company (“MMH GP”). The Partnership is the sole limited partner of Magellan OLP, L.P., a Delaware limited partnership (the “Operating Partnership”), and the sole member of Magellan Operating GP, LLC, a Delaware limited liability company (“OLP GP”), which serves as the general partner of the Operating Partnership. The Partnership is also the sole limited partner of Magellan Pipeline Company, L.P., a Delaware limited partnership (“MPL LP”), and Magellan Pipeline Terminals, L.P., a Delaware limited partnership (“MPT LP”), and the sole member of Magellan Pipeline GP, LLC, a Delaware limited liability company (“MPGP LLC”), which serves as the general partner of MPL LP and MPT LP. Each of Magellan NGL, LLC, a Delaware limited liability company (“MNGL LLC”), Magellan Terminals Holdings, L.P., a Delaware limited partnership (“MTH LP”), Magellan Pipelines Holdings, L.P., a Delaware limited partnership (“MPH LP”), Magellan Ammonia Pipeline, L.P., a Delaware limited partnership (“MAP LP”), and Magellan Asset Services, L.P., a Delaware limited partnership (“MAS LP”), is a subsidiary of the Operating Partnership, and is sometimes referred to herein individually as a “Subsidiary,” and they are sometimes referred to herein collectively as the “Subsidiaries.” The Operating Partnership also owns a 50% limited liability company interest in Osage Pipe Line Company, LLC, a Delaware limited liability company (“Osage”) and a 65.12% limited liability company interest in Magellan Crude Oil, LLC, a Delaware limited liability company (“MCO LLC”).

The Partnership, the General Partner, MMH GP, the Operating Partnership, OLP GP, MPL LP, MPT LP, MPGP LLC and the Subsidiaries are sometimes referred to herein individually as a “Partnership Entity” and collectively as the “Partnership Entities.” The Partnership, the General Partner, the Operating Partnership, OLP GP, MPL LP, MPT LP and MPGP LLC are sometimes referred to herein collectively as the “Magellan Parties.”

The Partnership has filed with the Securities and Exchange Commission (the “Commission”) a registration statement (File No. 333-162929), including a prospectus, on Form S-3 relating to the securities (the “Shelf Securities”), including the Units, to be issued from time to time by the Partnership. The registration statement as amended to the date of this Agreement, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A or Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement,” and the related prospectus covering the Shelf Securities dated November 5, 2009 in the form first used to confirm sales of the Units (or in the form first made available to the Underwriters by the Partnership to meet requests of purchasers pursuant to Rule 173 under Securities Act) is hereinafter referred to as the “Base Prospectus.” The term “Effective Date” means any date as of which any part of the Registration Statement relating to the Shelf Securities became, or is deemed to have become, effective under the Securities Act in accordance with the rules and regulations (the “Rules and Regulations”) of the Commission thereunder. The Base Prospectus, as supplemented by the prospectus supplement specifically relating to the Units in the form first used to confirm sales of the Units (or in the form first made available to the Underwriters by the Partnership to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Prospectus,” and the term “preliminary prospectus” means any preliminary form of the Prospectus. For purposes of this Agreement, “Issuer Free Writing Prospectus” means each “free writing prospectus” (as defined in Rule 405 under the Securities Act) prepared by or on behalf of the Partnership or used or referred to by the Partnership in connection with the offering of the Units and “broadly available road show” means a “bona fide electronic road show” as defined in Rule 433(h)(5) under the Securities Act that has been made available without restriction to any person.

At or prior to the time when sales of the Units were first made (the “Time of Sale”), the Partnership had prepared the following information (collectively, the “Time of Sale Prospectus”): the preliminary prospectus together with the pricing information identified in the section entitled “Time of Sale Prospectus” in Schedule 2 hereto and the free writing prospectuses, if any, each identified in Schedule 2.

As used herein, the terms “Registration Statement,” “preliminary prospectus,” “Base Prospectus,” “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein. The terms “supplement,” “amendment” and “amend” as used herein with respect to the Registration Statement, the Base Prospectus, the Time of Sale Prospectus or any free writing prospectus shall include all documents subsequently filed by the

Partnership with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), that are deemed to be incorporated by reference therein.

In addition, prior to the date hereof, (i) MPL LP and BP Pipelines (North America) Inc. entered into a purchase and sale agreement, dated July 12, 2010 (the “Purchase Agreement” and together with this Agreement, the “Transaction Documents”), pursuant to which MPL LP will acquire certain crude oil storage and refined product and crude oil pipeline assets and (ii) the Partnership entered into a commitment letter agreement, dated July 12, 2010 (the “Commitment Letter”), pursuant to which the lenders party thereto have agreed to provide a credit facility to the Partnership on closing of the acquisition contemplated under the Purchase Agreement, subject to the terms contained therein, in each case, as also described in Time of Sale Prospectus and the Prospectus.

1.    Representations, Warranties and Agreements of the Magellan Parties. The Magellan Parties, jointly and severally, represent, warrant and agree with each Underwriter that:

(a)    Effectiveness of Registration Statement. The Registration Statement relating to the Units (i) has been prepared by the Partnership in conformity with the requirements of the Securities Act and the Rules and Regulations; (ii) has been filed with the Commission under the Securities Act; and (iii) is effective under the Securities Act. Copies of such registration statement and any amendments thereto have been delivered by the Partnership to the Underwriters.

(a)    Well-Known Seasoned Issuer. The Partnership was, (i) at the time of filing of the Registration Statement and (ii) at the time of the most recent amendment thereto (whether by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act, or form of prospectus) for purposes of complying with Section 10(a)(3) of the Securities Act (or, if any such amendment was not made within the time period required by Section 10(a)(3) of the Securities Act, at the date on which such amendment was required), a “well-known seasoned issuer” (as defined in Rule 405 of the Rules and Regulations). The Registration Statement is an “automatic shelf registration statement” (as defined in Rule 405 of the Rules and Regulations) and was not filed earlier than the date that is three years prior to the Closing Date (as defined in Section 4 hereof). The Partnership was not at the time of filing of the Registration Statement and at the earliest time thereafter that the Partnership or another offering participant made a bona fide offer (within the meaning of Rule 164 of the Rules and Regulations) of the Units, and will not be on the Closing Date, an “ineligible issuer” (as defined in Rule 405 of the Rules and Regulations).

(b)    Conformity to Securities Act. The Registration Statement conformed and will conform in all material respects on the Effective Date and on the Closing Date, and any amendment to the Registration Statement filed after the date hereof will conform in all material respects when filed with the Commission, to the requirements of the Securities Act and the Rules and Regulations. The Prospectus will conform in all material respects when filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations and on the Closing Date to the requirements of the Securities Act and the

Rules and Regulations. The documents incorporated by reference in the Registration Statement, the Time of Sale Prospectus or the Prospectus conformed or will conform, when filed with the Commission in all material respects, to the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the Commission thereunder.

(c)    Misleading Statements—Registration Statement. The Registration Statement did not, as of the Effective Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and each of the statements made by the Partnership in the Registration Statement and any further amendments to the Registration Statement within the coverage of Rule 175(b) of the Rules and Regulations, including (but not limited to) any statements with respect to future cash distributions of the Partnership or the anticipated ratio of taxable income to distributions was made with a reasonable basis and in good faith; provided that no representation or warranty is made as to information contained in or omitted from the Registration Statement in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of the Underwriters specifically for inclusion therein, which information is specified in Section 8(b).

(d)    Misleading Statements—Prospectus. The Prospectus will not, as of its date and on the Closing Date, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the statements made or to be made by the Partnership in the Preliminary Prospectus or the Prospectus, as applicable, and any further supplements to the Preliminary Prospectus or the Prospectus within the coverage of Rule 175(b) of the Rules and Regulations, including (but not limited to) any statements with respect to future cash distributions of the Partnership or the anticipated ratio of taxable income to distributions, was made with a reasonable basis and in good faith; provided that no representation or warranty is made as to information contained in or omitted from the Prospectus in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of the Underwriters specifically for inclusion therein, which information is specified in Section 8(b).

(e)    Misleading Statements—Documents Incorporated by Reference. The documents incorporated by reference in the Registration Statement, the Time of Sale Prospectus or the Prospectus did not, and any further documents filed and incorporated by reference therein will not, when filed with the Commission and on the Closing Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f)    Misleading Statements—Time of Sale Prospectus. The Time of Sale Prospectus did not, as of the Time of Sale, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Time of Sale Prospectus in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of the Underwriters specifically for inclusion therein, which information is specified in Section 8(b).

(g)    Misleading Statements—Free Writing Prospectuses. Each Issuer Free Writing Prospectus (including, without limitation, any road show that is a free writing prospectus under Rule 433 of the Rules and Regulations), when considered together with the Time of Sale Prospectus as of the Time of Sale, did not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the price of the Units and disclosures directly relating thereto will be included in the Prospectus.

(h)    Free Writing Prospectuses. Each Issuer Free Writing Prospectus conformed or will conform in all material respects to the requirements of the Securities Act and the Rules and Regulations on the date of first use, and the Partnership has complied with all prospectus delivery requirements and any filing requirements applicable to such Issuer Free Writing Prospectus pursuant to the Rules and Regulations. The Partnership has not made any offer relating to the Units that would constitute an Issuer Free Writing Prospectus without the prior written consent of the Managers. The Partnership has retained in accordance with the Rules and Regulations all Issuer Free Writing Prospectuses that were not required to be filed pursuant to the Rules and Regulations.

(i)    Formation and Qualification of the Magellan Partnerships. Each of the Partnership, the Operating Partnership, MPL LP, MPT LP, MTH LP, MPH LP, MAP LP and MAS LP has been duly formed and is validly existing and in good standing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, as amended (the “Delaware LP Act”), has full partnership power and authority to own or lease, as the case may be, and to operate its properties and conduct its business in which it is engaged, and is duly registered or qualified to do business as a foreign limited partnership in each jurisdiction set forth opposite its name on Schedule 3 hereto, and such jurisdictions constitute all of the jurisdictions, with respect to each of the Partnership, the Operating Partnership, MPL LP, MPT LP, MTH LP, MPH LP, MAP LP and MAS LP, in which its ownership or lease of property or the conduct of its business requires such registration or qualification, except where the failure to so register or qualify would not, individually or in the aggregate, (i) have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business, security holders’ equity, results of operations or properties of the Partnership Entities, taken as a whole (“Material Adverse Effect”), or (ii) subject the limited partners of the Partnership to any material liability or disability.

(j)    Formation and Qualification of the Magellan Limited Liability Companies. Each of the General Partner, OLP GP, MPGP LLC, MNGL LLC, MMH GP, MGG GP, Osage and MCO LLC has been duly formed and is validly existing in good standing as a limited liability company under the Delaware Limited Liability Company

Act, as amended (the “Delaware LLC Act”), has full limited liability company power and authority to own or hold its properties and assets and to conduct the businesses in which it is engaged, and is duly registered or qualified to do business as a foreign limited liability company in each jurisdiction set forth opposite its name on Schedule 3 hereto, and such jurisdictions constitute all of the jurisdictions, with respect to each of the General Partner, OLP GP, MPGP LLC, MNGL LLC, MMH GP, MGG GP, Osage and MCO LLC, in which its ownership or lease of property or the conduct of its business requires such registration or qualification, except where the failure to so register or qualify would not, individually or in the aggregate, (i) have a Material Adverse Effect, or (ii) subject the limited partners of the Partnership to any material liability or disability.

(k)    Ownership of Interests; Subsidiaries. Other than (i) the General Partner’s ownership of the non-economic general partner interest in the Partnership, a 100% member interest in MGG GP, (ii) MGG GP’s ownership of a 100% member interest in MMH GP, (iii) the Partnership’s ownership of a 100% member interest in the General Partner, a 100% member interest in MPGP LLC, a 100% member interest in OLP GP, a 99.999% limited partner interest in the Operating Partnership and a 99.999% limited partner interest in each of MPL LP and MPT LP, (iv) OLP GP’s ownership of a 0.001% general partner interest in the Operating Partnership, (v) MPGP LLC’s ownership of a 0.001% general partner interest in each of MPL LP and MPT LP, (v) the Operating Partnership’s ownership of a 99.999% limited partner interest in each of MAP LP, MTH LP, MPH LP and MAS LP, a 100% member interest in MNGL LLC, a 50% member interest in Osage and a 65.12% member interest and a preferred member interest in MCO LLC and (vi) MNGL LLC’s ownership of a 0.001% general partner interest in each of MAP LP, MTH LP, MPH LP and MAS LP, none of the Partnership Entities owns or, at the Closing Date, will own, directly or indirectly, any equity of any corporation, partnership, limited liability company, joint venture, association or other entity; and none of these entities, other than the Operating Partnership, MPL LP, MPT LP, MAS LP and MTH LP, is a “significant subsidiary” of the Partnership as such term is defined in Rule 405 of the Rules and Regulations.

(l)    Ownership of the General Partner. The Partnership owns 100% of the issued and outstanding membership interests in the General Partner; such membership interests have been duly authorized and validly issued in accordance with the limited liability company agreement of the General Partner (the “GP LLC Agreement”), and the Partnership owns such membership interests free and clear of all liens, encumbrances, security interests, equities, charges or claims (collectively, “Liens”).

(m)    Ownership of the General Partner Interest in the Partnership. The General Partner is the sole general partner of the Partnership and owns a non-economic general partner interest in the Partnership (the “GP Interest”); such GP Interest has been duly authorized and validly issued in accordance with the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership (as amended from time to time, the “Partnership Agreement”), and the General Partner owns such GP Interest free and clear of all Liens.

(n)    Ownership and Valid Issuance of the Units. The Units and the limited partner interests represented thereby are duly authorized in accordance with the Partnership Agreement, and when issued and delivered to the Underwriters against payment therefor in accordance with this Agreement, will be duly and validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the Delaware LP Act).

(o)    Listing of Units. The Units have been approved for listing on the New York Stock Exchange (“NYSE”), subject to official notice of issuance.

(p)    Ownership of Limited Partner Interests in the Partnership. As of the date hereof, the issued and outstanding limited partner interests of the Partnership consist of 106,731,349 common units representing limited partner interests in the Partnership and such Common Units are the only outstanding limited partner interests in the Partnership; and the outstanding Common Units have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the Delaware LP Act).

(q)    Ownership of MGG GP. The General Partner is the sole member of MGG GP, with a 100% membership interest in MGG GP; such membership interest has been duly authorized and validly issued in accordance with the limited liability company agreement of MGG GP (as the same may be amended and/or restated as of the date hereof, the “MGG GP Agreement”), and is fully paid (to the extent required under the MGG GP Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and the General Partner owns such membership interest free and clear of all Liens

(r)    Ownership of MMH GP. MGG GP is the sole member of MMH GP, with a 100% membership interest in MMH GP; such membership interest has been duly authorized and validly issued in accordance with the limited liability company agreement of MMH GP (as the same may be amended and/or restated as of the date hereof, the “MMH GP Agreement”), and is fully paid (to the extent required under the MMH GP Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and MGG GP owns such membership interest free and clear of all Liens.

(s)    Ownership of OLP GP. The Partnership is the sole member of OLP GP, with a 100% membership interest in OLP GP; such membership interest has been duly authorized and validly issued in accordance with the limited liability company agreement of OLP GP (as the same may be amended and/or restated as of the date hereof, the “OLP GP LLC Agreement”), and is fully paid (to the extent required under the OLP GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and the Partnership owns such membership interest free and clear of all Liens.

(t)    Ownership of MPGP LLC. The Partnership is the sole member of MPGP LLC, with a 100% membership interest in MPGP LLC; such membership interest has been duly authorized and validly issued in accordance with the limited liability company agreement of MPGP LLC (as the same may be amended and/or restated as of the date hereof, the “MPGP LLC Agreement”), and is fully paid (to the extent required under the MPGP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and the Partnership owns such membership interest free and clear of all Liens.

(u)    Ownership of the Operating Partnership. (i) OLP GP is the sole general partner of the Operating Partnership, with a 0.001% general partner interest in the Operating Partnership; such general partner interest has been duly authorized and validly issued in accordance with the agreement of limited partnership of the Operating Partnership (as amended and/or restated as of the date hereof, the “Operating Partnership Agreement”); and OLP GP owns such general partner interest free and clear of all Liens; and (ii) the Partnership is the sole limited partner of the Operating Partnership with a 99.999% limited partner interest in the Operating Partnership; such limited partner interest has been duly authorized and validly issued in accordance with the Operating Partnership Agreement and is fully paid (to the extent required under the Operating Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the Delaware LP Act); and the Partnership owns such limited partner interest free and clear of all Liens.

(v)    Ownership of MNGL LLC. The Operating Partnership is the sole member of MNGL LLC, with a 100% membership interest in MNGL LLC; such membership interest has been duly authorized and validly issued in accordance with the limited liability company agreement of MNGL LLC (as the same may be amended and/or restated as of the date hereof, the “MNGL LLC Agreement”) and is fully paid (to the extent required under the MNGL LLC Agreement) and is nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and the Operating Partnership owns such membership interest free and clear of all Liens.

(w)    Ownership of MTH LP, MAS LP, MAP LP and MPH LP.

(i)    MNGL LLC is the sole general partner of each of MTH LP, MAS LP, MAP LP and MPH LP, with a 0.001% general partner interest in each of MTH LP, MAS LP, MAP LP and MPH LP; each such general partner interest has been duly authorized and validly issued in accordance with the agreements of limited partnership of MTH LP, MAS LP, MAP LP and MPH LP, as applicable (as such may be amended and restated as of the date hereof, the “MTH LP Partnership Agreement,” the “MAS LP Partnership Agreement,” the “MAP LP Partnership Agreement” and the “MPH LP Partnership Agreement,” respectively, and, collectively, the “LP Subsidiary Partnership Agreements”)); and MNGL LLC owns each such general partner interest free and clear of all Liens.

(ii)    The Operating Partnership is the sole limited partner of each of MTH LP, MAS LP, MAP LP and MPH LP with a 99.999% limited partner interest in each of MTH LP, MAS LP, MAP LP and MPH LP; each such limited partner interest has been duly authorized and validly issued in accordance with the MTH LP Partnership Agreement, the MAS LP Partnership Agreement, the MAP LP Partnership Agreement and the MPH LP Partnership Agreement, as applicable, and is fully paid (to the extent required under the MTH LP Partnership Agreement, the MAS LP Partnership Agreement, the MAP LP Partnership Agreement and the MPH LP Partnership Agreement, as applicable) and nonassessable (except as such nonassessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the Delaware LP Act); and the Operating Partnership owns each such limited partner interest free and clear of all Liens.

(x)    Ownership of MPL LP and MPT LP.

(i)    MPGP LLC is the sole general partner of each of MPL LP and MPT LP, respectively, with a 0.001% general partner interest in MPL LP and MPT LP, respectively; each such general partner interest has been duly authorized and validly issued in accordance with the agreements of limited partnership of MPL LP and MPT LP, as applicable (as the same may be amended and/or restated as of the date hereof, the “MPL LP Partnership Agreement” and “MPT Partnership Agreement,” respectively); and MPGP LLC owns each such general partner interest free and clear of all Liens.

(ii)    The Partnership is the sole limited partner of each of MPL LP and MPT LP with a 99.999% limited partner interest in MPL LP and MPT LP, respectively; each such limited partner interest has been duly authorized and validly issued in accordance with the MPL LP Partnership Agreement and the MPT Partnership Agreement, respectively and is fully paid (to the extent required under the MPL LP Partnership Agreement and the MPT Partnership Agreement, respectively) and nonassessable (except as such nonassessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the Delaware LP Act); and the Partnership owns each such limited partner interest free and clear of all Liens.

(y)    Ownership of Osage. The Operating Partnership owns a 50% member interest in Osage; such member interest has been duly authorized and validly issued in accordance with the limited liability company agreement of Osage (as the same may be amended and/or restated as of the date hereof, the “Osage LLC Agreement”), and is fully paid (to the extent required under the Osage LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and the Operating Partnership owns such member interest free and clear of all Liens.

(z)    Ownership of MCO LLC. The Operating Partnership owns a 65.12% member interest and a preferred member interest in MCO LLC; such member interest has been duly authorized and validly issued in accordance with the limited liability company agreement of MCO LLC (as the same may be amended and/or restated as of the date hereof, the “MCO LLC Agreement”), and is fully paid (to the extent required under the MCO LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and the Operating Partnership owns such member interest free and clear of all Liens.

(aa)    No Preemptive Rights, Registration Rights or Options. Except as disclosed in the Time of Sale Prospectus, and for any other such rights that have been effectively complied with or waived, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any partnership or membership interests or any shares of capital stock of any of the Partnership Entities, in each case, pursuant to the organizational documents or any agreement or other instrument to which any of the Partnership Entities is a party or by which any of them is bound. Neither (i) the filing of the Registration Statement or (ii) the offering, issuance or sale of the Units as contemplated by this Agreement, gives rise to any rights for or relating to the registration of any Common Units or other securities of any of the Partnership Entities, except for any such rights that have been effectively complied with or waived. Except for options granted pursuant to employee benefits plans, qualified unit option plans or other employee compensation plans, there are no outstanding options or warrants to purchase any partnership or membership interests or capital stock in any of the Partnership Entities.

(bb)    Authority. Each of the Magellan Parties has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents, and to perform its respective obligations hereunder and thereunder. All actions required to be taken by the Magellan Parties and any of their securityholders, partners or members for (i) the due and proper authorization, execution and delivery of this Agreement and the Transaction Documents and (ii) the consummation of the transactions contemplated by this Agreement and the Transaction Documents has been validly taken.

(cc)    Authorization of the Agreement. This Agreement has been duly authorized, executed and delivered by each of the Magellan Parties party hereto.

(dd)    Authorization and Enforceability of Other Agreements.

(i)    the Partnership Agreement has been duly authorized, executed and delivered and is a valid and legally binding agreement of the General Partner, enforceable against the General Partner in accordance with its terms;

(ii)    the GP LLC Agreement has been duly authorized, executed and delivered and is a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms;

(iii)    the MGG GP Agreement has been duly authorized, executed and delivered by the General Partner and is a valid and legally binding agreement of the General Partner, enforceable against the General Partner in accordance with its terms;

(iv)    the MMH GP Agreement has been duly authorized, executed and delivered by the MGG GP and is a valid and legally binding agreement of MGG GP, enforceable against MGG GP in accordance with its terms;

(v)    the OLP GP LLC Agreement has been duly authorized, executed and delivered by the Partnership as the sole member of OLP GP, and is a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms;

(vi)    the Operating Partnership Agreement has been duly authorized, executed and delivered by each of OLP GP and the Partnership and is a valid and legally binding agreement of each of OLP GP and the Partnership, enforceable against each of OLP GP and the Partnership in accordance with its terms;

(vii)    the MPGP LLC Agreement has been duly authorized, executed and delivered by the Partnership and is a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms;

(viii)    the MNGL LLC Agreement has been duly authorized, executed and delivered by the Operating Partnership, and is a valid and legally binding agreement of the Operating Partnership, enforceable against the Operating Partnership in accordance with its terms;

(ix)    each of the LP Subsidiary Partnership Agreements has been duly authorized, executed and delivered by the Operating Partnership and MNGL LLC, and is a valid and legally binding agreement of the Operating Partnership and MNGL LLC, enforceable against the Operating Partnership and MNGL LLC in accordance with its terms;

(x)    the Osage LLC Agreement has been duly authorized, executed and delivered by the Operating Partnership, and is a valid and legally binding agreement of the Operating Partnership, enforceable against the Operating Partnership in accordance with its terms;

(xi)    the MCO LLC Agreement has been duly authorized, executed and delivered by the Operating Partnership, and is a valid and legally binding agreement of the Operating Partnership, enforceable against the Operating Partnership in accordance with its terms;

(xii)    the MPT LP Partnership Agreement has been duly authorized, executed and delivered by the Partnership and MPGP LLC, and is a valid and legally binding agreement of the Partnership and MPGP LLC, enforceable against the Partnership and MPGP LLC in accordance with its terms;

(xiii)    the MPL LP Partnership Agreement has been duly authorized, executed and delivered by MPGP LLC and the Partnership and is a valid and legally binding agreement of each of MPGP LLC and the Partnership, enforceable against each of MPGP LLC and the Partnership in accordance with its terms;

(xiv)    the Purchase Agreement has been duly authorized, executed and delivered by MPL LP and is a valid and legally binding agreement of MPL LP enforceable against MPL LP in accordance with its terms; and

(xv)    the Commitment Letter has been duly authorized, executed and delivered by the Partnership;

provided that, with respect to each agreement described in clauses (i) through (xiv) of this Section 1(dd), the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and provided further, that the indemnity, contribution and exoneration provisions contained in any of such agreements may be limited by applicable laws.

(ee)    No Conflicts or Violations. None of the (i) offering, issuance and sale of the Units by the Partnership, (ii) execution, delivery and performance of the Transaction Documents by the Magellan Parties party thereto, (iii) consummation of any other transactions contemplated by the Transaction Documents or the fulfillment of the terms hereof or thereof, or (iv) application of the proceeds from the sale of the Units as described under “Use of Proceeds” in each of the Time of Sale Prospectus and the Prospectus conflicts or will conflict with, result in a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under, or imposition of any Lien upon any property or assets of the Partnership Entities pursuant to (i) the certificate of limited partnership or agreement of limited partnership, certificate of formation or limited liability company agreement, or other organizational documents of any of the Partnership Entities, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which any of the Partnership Entities is a party or by which any of them are bound or to which any of their respective properties is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to any of the Partnership Entities of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over any of the Partnership Entities or any of their properties or assets, except, in the case of clauses (ii) and (iii), for such conflicts, breaches, violations, defaults or Liens as would not, individually or in the aggregate, have a Material Adverse Effect, would not affect the validity of the Units, or would not materially impair the ability of any of the Magellan Parties to perform their obligations under the Transaction Documents.

(ff)    No Consents Regarding the Offering. Except as disclosed in the Time of Sale Prospectus with respect to the Purchase Agreement, no consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with (i) the offering, issuance and sale of the Units, (ii) the execution, delivery and performance of the Transaction Documents by the Magellan Parties, (iii) the consummation of the transactions contemplated by this Agreement, or (iv) the application of the proceeds from the sale of the Units as described under “Use of

Proceeds” in each of the Time of Sale Prospectus and the Prospectus, except for (A) such consents that have been obtained or will be obtained prior to the Closing Date, (B) such consents that may be required under the Securities Act, the Exchange Act and the Blue Sky laws of any jurisdiction in connection with the purchase and distribution of the Units by the Underwriters in the manner contemplated herein and in the Prospectus and (C) such consents that, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect or would not materially impair the ability of any of the Magellan Parties to perform their obligations under the Transaction Documents.

(gg)    No Default. None of the Partnership Entities (i) is in violation of any provision of its certificate of limited partnership or agreement of limited partnership, certificate of formation or limited liability company agreement, or other organizational documents, (ii) is in breach, default (and no event that, with notice or lapse of time or both, would constitute such a default has occurred or is continuing) or violation in the performance of any obligation, agreement or condition contained in any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject, or (iii) is in violation of any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over such Magellan Entity or any of its properties or has failed to obtain any license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, except in the case of clauses (ii) and (iii), as would not have a Material Adverse Effect or could materially impair the ability of any of the Magellan Parties to perform their obligations under the Transaction Documents.

(hh)    Independent Public Accountants. Ernst & Young LLP, which has certified certain financial statements of the Partnership Entities, the reports of which are incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus (and any amendment or supplement thereto) and which has delivered the letter referred to in Section 7(g) hereof, is and has been, during the periods covered by the financial statements on which it reported, an independent registered public accounting firm with respect to the Partnership Entities as required by the Securities Act and the Rules and Regulations and the Public Company Accounting Oversight Board (the “PCAOB”).

(ii)    Adequacy of Financial Statements. The historical financial statements (including the related notes and supporting schedules) included or incorporated by reference in the Registration Statement, the Time of Sale Prospectus, and the Prospectus (and any amendment or supplement thereto) comply as to form in all material respects with the requirements of Regulation S-X under the Securities Act and the Exchange Act and present fairly in all material respects the financial position, results of operations and cash flows of the entities purported to be shown thereby on the basis stated therein at the respective dates or for the respective periods to which they apply, and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. Any summary selected historical financial information set forth in the Registration Statement, the Time of Sale Prospectus and the Prospectus (and any amendment or supplement thereto) is accurately presented in all material respects and prepared on a basis consistent with the audited and unaudited historical consolidated financial statements from which it has been derived.

(jj)    Absence of Certain Changes. None of the Partnership Entities has sustained, since the date of the latest audited financial statements included or incorporated by reference in the most recent Preliminary Prospectus, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Time of Sale Prospectus and the Prospectus; and, since such date, (i) there has not been any change in the capitalization or long-term debt or the capitalization or consolidated long-term debt of the Partnership Entities, taken as a whole, or (ii) any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, consolidated financial position, securityholders’ equity, capitalization, results of operations, business or prospects of the Partnership Entities, taken as a whole, otherwise than as set forth or contemplated in the Time of Sale Prospectus and the Prospectus.

(kk)    Conformity to Description of the Units. The Units conform in all material respects to the descriptions thereof contained in the Registration Statement and the Time of Sale Prospectus.

(ll)    No Omitted Descriptions; Legal Descriptions. There is no legal or governmental proceeding pending or, to the knowledge of the Magellan Parties, threatened or contemplated, against any of the Partnership Entities, or to which any of the Partnership Entities is a party, or to which any of their respective properties or assets is subject, that is required to be described in the Registration Statement, the Time of Sale Prospectus or Prospectus, which are not described as required, and there is no franchise, contract, or other document of a character required to be described in the Registration Statement, the Time of Sale Prospectus or Prospectus, or to be filed as an exhibit thereto, which is not described or filed as required. The statements included in or incorporated by reference into the Registration Statement, the Time of Sale Prospectus and the Prospectus under the headings “Description of Our Common Units,” “Cash Distributions,” and “Description of Our Amended and Restated Partnership Agreement” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings; and the discussions under the headings “Material Tax Consequences” and “Tax Considerations” in the Registration Statement, Time of Sale Prospectus and Prospectus, to the extent they relate to matters of United States federal income tax law, are accurate in all material respects.

(mm)    Title to Properties. Each of the Partnership Entities has good and indefeasible title to all real property and good title to all personal property owned by them, in each case free and clear of all Liens and other defects, except (i) such as are described in the Time of Sale Prospectus and the Prospectus (exclusive of any supplement thereto) or (ii) such as do not materially affect the value of such property taken as a whole and do not materially interfere with the use made and proposed to be made of such property taken as a whole as described in the Time of Sale Prospectus and the Prospectus (exclusive of any supplement thereto); provided that, with respect to title to pipeline rights-of-way, the Magellan Parties represent only that no Partnership Entity has received any actual notice or claim from any owner of land upon which its pipeline is located that any of such entities, as applicable, does not have sufficient title to enable it to use and occupy the pipeline rights-of-way as they are used and occupied as described in the Time of Sale Prospectus and the Prospectus (exclusive of any supplement thereto) and which constitute valid claims or which have not been satisfied by the applicable parties that will have, individually or in the aggregate, a Material Adverse Effect. All assets held under lease or license by the Partnership Entities are held under valid, subsisting and enforceable leases or licenses, with such exceptions (i) as are not material and do not interfere with the use made and proposed to be made of such assets as they have been used as described in the Time of Sale Prospectus and the Prospectus (exclusive of any supplement thereto) or (ii) that would not have, individually or in the aggregate, a Material Adverse Effect.

(nn)    Permits. Each of the Partnership Entities possesses all licenses, certificates, permits and other authorizations issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses and none of the Partnership Entities has received any notice of proceedings relating to the revocation or modification of any such license, certificate, authorization or permit which, if the subject of an unfavorable decision, ruling or finding, would have, individually or in the aggregate, a Material Adverse Effect, except as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus (exclusive of any supplement thereto).

(oo)    Books and Records; Accounting Controls. The Partnership Entities (i) make and keep books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets, and (ii) maintain a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(pp)    Related Party Transactions. No relationship, direct or indirect, exists between or among any of the Partnership Entities on the one hand, and the directors, officers, partners, security holders, customers or suppliers of any Partnership Entity on the other hand, which is required to be described in the Time of Sale Prospectus and the Prospectus and which is not so described.

(qq)    Absence of Conflict of Interest. Except as disclosed in the Registration Statement, the Time of Sale Prospectus or the Prospectus, none of the Partnership Entities

(i) has any material lending or other relationship with any bank or lending affiliate of the Underwriters and (ii) intends to use any of the proceeds from the sale of the Units hereunder to repay any outstanding debt owed to any affiliate of the Underwriters.

(rr)    Environmental Compliance. The Partnership Entities are (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received notice of any actual or potential liability under any environmental law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus (exclusive of any supplement thereto). Except as set forth in the Partnership’s filings with the Commission or the Time of Sale Prospectus and the Prospectus, none of the Partnership Entities has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(ss)    Effect of Environmental Laws. In the ordinary course of its business, the Magellan Parties periodically review the effect of Environmental Laws on the business, operations and properties of the Partnership Entities, in the course of which they identify and evaluate associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Magellan Parties have reasonably concluded that such associated costs and liabilities would not, individually or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus (exclusive of any supplement thereto).

(tt)    Insurance. Each of the Partnership Entities carries, or is covered by, insurance in such amounts and covering such risks as is adequate for the conduct of its business and the value of their respective properties and as is customary for businesses engaged in similar businesses in similar industries, and none of the Partnership Entities has received notice of cancellation or non-renewal of such insurance.

(uu)    Litigation. No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Partnership Entities or their property is pending or, to the best knowledge of the Magellan Parties, threatened that (i) could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the performance of the Transaction Documents or the consummation of any of the transactions contemplated thereby or (ii) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus (exclusive of any supplement thereto).

(vv)    No Labor Disputes. No labor disturbance by the employees of any member of the Partnership Group (and to the extent they perform services on behalf of any member of the Partnership Group, employees of MMH GP), exists or, to the knowledge of the Partnership Entities is imminent or threatened, which could reasonably be expected to have a Material Adverse Effect.

(ww)    Intellectual Property. Each of the Partnership Entities owns or possesses adequate rights to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights and licenses necessary for the conduct of its business and none of the Partnership Entities is aware of any claim to the contrary or any challenge by any other person to the rights of any of the Partnership Entities with respect to the foregoing.

(xx)    Investment Company. None of the Partnership Entities are or, after giving effect to the offering, issuance and sale of the Units pursuant to this Agreement, will be an “investment company” or a company “controlled by” an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(yy)    Employee Benefit Matters. The Partnership and the General Partner are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the General Partner or the Partnership would have any liability; neither the Partnership nor the General Partner has incurred nor does either expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the General Partner or the Partnership would have any liability that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred, whether by action or by failure to act, which could reasonably be expected to cause the loss of such qualification.

(zz)    FCPA. No Partnership Entity, nor to the knowledge of the Partnership, any director, officer, agent, employee or other person associated with or acting on behalf of any Partnership Entity, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, has made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, has violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(aaa)    Money Laundering Laws. The operations of the Partnership Entities are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions

Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Partnership Entities with respect to the Money Laundering Laws is pending or, to the knowledge of the Partnership Entities, threatened, except, in each case, as would not reasonably be expected to result in a Material Adverse Effect.

(bbb)    Office of Foreign Assets Control. None of the Partnership Entities nor, to the knowledge of the Partnership Entities, any director, officer, agent, employee or affiliate of the any of the Partnership Entities is currently the subject of any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Partnership will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person or entity that, at the time of such funding, is the subject of any sanctions administered by OFAC.

(ccc)    Other Sales; No Stabilizing Transactions. The Partnership has not sold or issued any Common Units during the six-month period preceding the date of the Prospectus other than (i) Common Units issued pursuant to the Partnership’s employee benefit plans, qualified options plans or other employee compensation plans and (ii) Common Units issued pursuant to outstanding options, rights or warrants described in the Time of Sale Prospectus. None of the Partnership Entities or any of their affiliates has taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Units.

(ddd)    No Prohibition on Dividends or Distribution. None of the Partnership Entities is currently prohibited, directly or indirectly, from (i) paying any dividends to the Partnership, (ii) making any other distribution on such entity’s capital stock or partnership or limited liability company interests, (iii) repaying to the Partnership any loans or advances to such entity or (iv) transferring any of such entity’s property or assets to the Partnership or any other Partnership Entity, except as described in or contemplated by the Time of Sale Prospectus.

(eee)    Statistical Data. The statistical and market-related data included in the Time of Sale Prospectus and the Registration Statement are based on or derived from sources which the Partnership Entities believe to be reliable and accurate.

(fff)    Sarbanes Oxley Act. There is and has been no failure on the part of the Partnership or any of the directors or officers of the General Partner, in its capacity as the general partner of the Partnership, to comply in all material respects with any provision of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(ggg)    Disclosure Controls and Procedures. The Partnership has established and maintains disclosure controls and procedures (as such term is defined in rule 13a-15 under the Exchange Act), which (i) are designed to ensure that material information relating to the Partnership, including its consolidated subsidiaries, is made known to the Partnership’s principal executive officer and principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, (ii) have been evaluated for effectiveness as of December 31, 2009, and (iii) are effective in all material respects to perform the functions for which they were established.

(hhh)    Internal Control Over Financial Reporting. Since the date of the most recent audited balance sheet of the Partnership and its consolidated subsidiaries reviewed or audited by Ernst & Young LLP and the audit committee of the board of directors of the General Partner, (i) the Partnership has not been advised of (A) any significant deficiencies in the design or operation of internal control over financial reporting that could adversely affect the ability of the Partnership and each of its subsidiaries to record, process, summarize and report financial data, or any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Partnership and each of its subsidiaries, and (ii) since that date, there have been no changes in internal control over financial reporting, including any corrective actions with regard to significant deficiencies and material weaknesses, that has materially affected, or is reasonably likely to materially affect, the Partnership’s internal control over financial reporting.

(iii)    Tax Matters. Each of the Partnership Entities has filed (or has obtained extensions with respect to) all material tax returns required to be filed through the date hereof, which returns are complete and correct in all material respects, and has paid all taxes shown to be due pursuant to such returns, other than those which (i) if not paid, would not have a Material Adverse Effect, or (ii) are being contested in good faith. No tax deficiency has been determined adversely to any Partnership Entity which has had (nor does the Partnership have any knowledge of any tax deficiency which, if determined adversely to any Partnership Entity, might have) a Material Adverse Effect.

(jjj)    No Distribution of Offering Materials. None of the Partnership Entities has distributed or, prior to the later to occur of the Closing Date and completion of the distribution of the Units, will distribute any offering material in connection with the offering, issuance and sale of the Units other than any Preliminary Prospectus, the Prospectus, any Issuer Free Writing Prospectus to which the Managers have consented in accordance with Sections 1(h) and 5(a)(v) and any Issuer Free Writing Prospectus set forth in Schedule 2 hereto.

(kkk)    No Changes. Since the date as of which information is given in the most recent Preliminary Prospectus through the date hereof, and except as may otherwise be disclosed in the Time of Sale Prospectus, none of the Partnership Entities has (i) issued or granted any securities, (ii) incurred any material liability or obligation, direct or contingent, other than liabilities and obligations which were incurred in the ordinary course of business, (iii) entered into any transaction not in the ordinary course of business or (iv) declared or paid any distributions other than to another Partnership Entity.

(lll)    Lock-Up Agreements. The Partnership has obtained for the benefit of the Underwriters the agreement, in the form set forth as Annex I attached hereto (the “Lock-Up Agreements”), of each of the General Partner’s directors and officers as set forth on Schedule 5 attached hereto; and the Partnership will not release or purport to release any person from any Lock-Up Agreement without the prior written consent of Morgan Stanley & Co. Incorporated.

Any certificate signed by any officer on behalf of any of the Magellan Parties and delivered to the Underwriters or counsel for the Underwriters in connection with the offering of the Units shall be deemed a representation and warranty by such entity, as to matters covered thereby, to the Underwriters.

2.    Agreements to Sell and Purchase. The Partnership hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Partnership the respective number of Firm Units set forth in Schedule 1 hereto opposite its name at $45.00 per unit (the “Purchase Price”).

On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Partnership agrees to sell to the several Underwriters the Additional Units, and the Underwriters shall have the right to purchase, severally and not jointly, up to 750,000 Additional Units at the Purchase Price. Morgan Stanley & Co. Incorporated may exercise this right on behalf of the Underwriters in whole or from time to time in part by giving written notice not later than 30 days after the date of this Agreement. Any exercise notice shall specify the number of Additional Units to be purchased by the Underwriters and the date on which such units are to be purchased. Each purchase date must be at least three business days after the written notice is given and may not be earlier than the closing date for the Firm Units nor later than ten business days after the date of such notice, unless otherwise agreed to by the Partnership and Morgan Stanley & Co. Incorporated. Additional Units may be purchased as provided in Section 4 hereof solely for the purpose of covering over-allotments made in connection with the offering of the Firm Units. On each day, if any, that Additional Units are to be purchased (an “Option Closing Date”), each Underwriter agrees, severally and not jointly, to purchase the number of Additional Units (subject to such adjustments to eliminate fractional Units as you may determine) that bears the same proportion to the total number of Additional Units to be purchased on such Option Closing Date as the number of Firm Units set forth in Schedule 1 hereto opposite the name of such Underwriter bears to the total number of Firm Units.

3.    Terms of Public Offering. The Partnership is advised by you that the Underwriters propose to make a public offering of their respective portions of the Units as soon after the Registration Statement and this Agreement have become effective as in your judgment is advisable. The Partnership is further advised by you that the Units are to be offered to the public initially at $46.65 per unit (the “Public Offering Price”) and to certain dealers selected by you at a price that represents a concession not in excess of $0.99 per unit under the Public Offering Price.

4.    Payment and Delivery. Payment for the Firm Units shall be made to the Partnership in Federal or other funds immediately available in New York City against delivery of such Firm Units for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on July 19, 2010. The time and date of such payment are hereinafter referred to as the “Closing Date.”

Payment for any Additional Units shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Additional Units for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on the date specified in the corresponding notice described in Section 2 or at such other time on the same or on such other date, in any event not later than August 13, 2010, as shall be designated in writing by you.

The Firm Units and the Additional Units shall be registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Date or the applicable Option Closing Date, as the case may be. The Firm Units and Additional Units shall be delivered to you on the Closing Date or an Option Closing Date, as the case may be, for the respective accounts of the several Underwriters, with any transfer taxes payable in connection with the transfer of the Units to the Underwriters duly paid, against payment of the Purchase Price therefor.

5.    Covenants of the Magellan Parties and the Underwriters.

(a)    The Magellan Parties covenant with each Underwriter as follows:

(i)    Fee Payment. To pay the required Commission filing fees relating to the Units within the time period required by Rule 456(b)(1) of the Rules and Regulations without regard to the proviso therein and otherwise in accordance with Rule 456(b) and 457(r) of the Rules and Regulations;

(ii)    Copies of Registration Statement. To furnish promptly to the Underwriters and to counsel for the Underwriters a conformed copy of the Registration Statement as originally filed with the Commission, and each amendment thereto filed with the Commission, including all consents and exhibits filed therewith;

(iii)    Copies of Prospectus and Incorporated Documents. To deliver promptly to the Underwriters such number of the following documents as the Underwriters shall reasonably request if such document is not otherwise available on EDGAR (other than the Prospectus and any amended or supplemented Prospectus): (A) the Prospectus and any amended or supplemented Prospectus, (B) each Issuer Free Writing Prospectus and (C) any document incorporated by reference in the Registration Statement or the Prospectus; and, if the delivery of a prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Rules and Regulations) is required at any time after the date hereof in connection with the offering, issuance or sale of the Units and if at such time any events shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or, if for any other reason it shall be necessary to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Securities Act or the Exchange Act or a request from the Commission, to notify the Managers and, upon request, to file such document that will correct such statement or omission or effect such compliance and to prepare and furnish without charge to the Underwriters and to any dealer in securities as many copies as the Underwriters may from time to time reasonably request of such amended or supplemented Prospectus;

(iv)    Amendments or Supplements. Prior to filing with the Commission any amendment or supplement to the Registration Statement, at or prior to the Closing Date or any Option Closing Date, or any amendment or supplement to the Time of Sale Prospectus or the Prospectus, or any document incorporated by reference in the Time of Sale Prospectus or the Prospectus or any amendment to any document incorporated by reference in the Time of Sale Prospectus or the Prospectus at or prior to the Closing Date or any Option Closing Date, to furnish a copy thereof to the Underwriters and counsel for the Underwriters and obtain the consent of the Managers to the filing;

(v)    Issuer Free Writing Prospectus. Not to make any offer relating to the Units that would constitute an Issuer Free Writing Prospectus without the prior written consent of the Managers;

(vi)    Retention of Issuer Free Writing Prospectus. To retain in accordance with the Rules and Regulations all Issuer Free Writing Prospectuses not required to be filed pursuant to the Rules and Regulations; and if at any time after the date hereof, any events shall have occurred as a result of which any Issuer Free Writing Prospectus, as then amended or supplemented, would conflict with the information in the Registration Statement, the Time of Sale Prospectus or the Prospectus or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or, if for any other reason it shall be necessary to amend or supplement any Issuer Free Writing Prospectus, to notify the Managers and, upon their request, to file such document and to prepare and furnish without charge to the Underwriters as many copies as the Underwriters may from time to time reasonably request of an amended or supplemented Issuer Free Writing Prospectus that will correct such conflict, statement or omission or effect such compliance;

(vii)    Reports to Securityholders. As soon as practicable after the “effective date” (as defined in Rule 158 of the Securities Act), to make generally available to the Partnership’s security holders and to deliver to the Managers an earnings statement of the Partnership and its subsidiaries (which need not be audited) complying with Section 11(a) of the Securities Act and the Rules and Regulations (including, at the option of the Partnership, Rule 158);

(viii)    Copies of Reports. For a period of two (2) years following the date hereof, to furnish to the Managers or to make available via the Commission’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System copies of all materials furnished by the Partnership to its securityholders and all reports and financial statements furnished by the Partnership to the principal national securities exchange upon which the Units may be listed pursuant to requirements of or agreements with such exchange or to the Commission pursuant to the Exchange Act or any rule or regulation of the Commission thereunder;

(ix)    Blue Sky Registration. Promptly from time to time to take such actions as the Managers may reasonably request to qualify the Units for offering and sale under the securities or Blue Sky laws of such jurisdictions as the Managers may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary for the resale of the Units; provided that in connection therewith the Partnership shall not be required to (i) qualify as a foreign entity in any jurisdiction in which it would not otherwise be required to so qualify, (ii) file a general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any jurisdiction in which it would not otherwise be subject;

(x)    Application of Proceeds. To apply the net proceeds from the offering of the Units as set forth in the Time of Sale Prospectus and the Prospectus;

(xi)    Lock-Up Agreement. For a period commencing on the date hereof and ending on the 60th day after the date of the Prospectus (the “Lock-Up Period”), not to, directly or indirectly, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters: (A) offer for sale, sell, pledge, transfer, issue or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any individual or entity at any time in the future of) any Common Units or securities convertible into or exchangeable or exercisable for Common Units; (B) sell or grant any options, rights or warrants with respect to any Common Units or securities convertible into or exchangeable or exercisable for Common Units (other than the grant of options pursuant to option plans existing on the date hereof); (C) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of any Common Units, whether any such transaction described in clause (A), (B) or (C) above is to be settled by delivery of Common Units or other securities, in cash or otherwise; (D) file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any equity securities or any securities convertible into or exchangeable or exercisable for equity securities of the Partnership; or (E) publicly disclose the intention to do any of the foregoing. The foregoing sentence shall not apply to the issuance by the Partnership of Common Units or Phantom Units to the Partnership’s participants under the Partnership’s Long-Term Incentive Plan.

(b)    Each Underwriter agrees that it shall not include any “issuer information” (as defined in Rule 433 of the Rules and Regulations) in any “free writing prospectus” (as defined in Rule 405 of the Rules and Regulations) used or referred to by the Underwriters without the prior consent of the Partnership (any such issuer information with respect to whose use the Partnership has given its consent, “Permitted Issuer Information”); provided that (i) no such consent shall be required with respect to any such issuer information contained in any document filed by the Partnership with the Commission prior to the use of such free writing prospectus and (ii) “issuer information,” as used in this Section 5(b), shall not be deemed to include information prepared by or on behalf of the Underwriters on the basis of or derived from issuer information.

6.    Expenses. The Magellan Parties severally agree with each Underwriter that whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Magellan Parties’ counsel and the Magellan Parties’ accountants in connection with the registration and delivery of the Units under the Securities Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Magellan Parties and amendments and supplements to any of the foregoing, including all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities hereinabove specified, (ii) all costs and expenses related to the transfer and delivery of the Units to the Underwriters, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or Legal Investment memorandum in connection with the offer, issuance and sale of the Units under state securities laws and all expenses in connection with the qualification of the Units for offer and sale under state securities laws as provided in Section 5(a)(ix) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky or Legal Investment memorandum, (iv) all filing fees and the reasonable fees and disbursements of counsel to the Underwriters incurred in connection with the review and qualification of the offering of the Units by the Financial Industry Regulatory Authority, (v) all costs and expenses incident to listing the Units on the NYSE, (vi) the cost of printing certificates representing the Units, (vii) the costs and charges of any transfer agent, registrar or depositary, (viii) the costs and expenses of the Magellan Parties relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Units, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics and travel and lodging expenses of the representatives and officers of the Magellan Parties, (ix) the document production charges and expenses associated with printing this Agreement and (x) all other costs and expenses incident to the performance of the obligations of the Magellan Parties hereunder for which provision is not otherwise made in this Section 6. It is understood, however, that except as provided in this Section 6 and in Sections 8 and 9 below, the Underwriters will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the Units by them and any advertising expenses connected with any offers they may make.

7.    Conditions of Underwriters’ Obligations. The respective obligations of the Underwriters hereunder are subject to the accuracy, when made and on the Closing Date or the applicable Option Closing Date, as the case may be, of the representations and warranties of the Magellan Parties contained herein, to the performance by the Magellan Parties of their respective obligations hereunder, to the accuracy of the statements of the Magellan Parties made in any certificates delivered pursuant hereto, and to each of the following additional terms and conditions:

(a)    The Prospectus shall have been timely filed with the Commission; any material required to be filed by the Partnership pursuant to Rule 433(d) under the Securities Act shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; the Partnership shall have complied with all filing requirements applicable to any Issuer Free Writing Prospectus used or referred to after the date hereof; no stop order suspending the effectiveness of the Registration Statement or any part thereof or preventing or suspending the use of the Prospectus or any Issuer Free Writing Prospectus shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; no notice pursuant to Rule 401(g)(2) of the Securities Act shall have been received; any request of the Commission for inclusion of additional information in the Registration Statement or the Prospectus or otherwise shall have been disclosed to the Managers and complied with to their satisfaction; and the Commission shall not have notified the Partnership of any objection to the use of the form of the Registration Statement.

(b)    All partnership and limited liability company proceedings and other legal matters incident to the authorization, execution and delivery of this Agreement, the Transaction Documents, the Units, the authorization, execution and filing of the Registration Statement, the Prospectus and any Issuer Free Writing Prospectus, and all other legal matters relating to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby shall be reasonably satisfactory in all material respects to counsel for the Underwriters, and the Partnership shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

(c)    Latham & Watkins LLP shall have furnished to the Underwriters its written opinion, as counsel to the General Partner and the Partnership, addressed to the Underwriters and dated the Closing Date or the Option Closing Date, as the case may be, in form and substance reasonably satisfactory to the Managers and their counsel, with respect to the matters set forth in Exhibit A hereto.

(d)    Lonny Townsend, Esq., shall have furnished to the Underwriters his written opinion, as General Counsel of the General Partner, addressed to the Underwriters and dated the Closing Date or the Option Closing Date, as the case may be, in form and substance reasonably satisfactory to the Managers and their counsel, with respect to the matters set forth in Exhibit B hereto.

(e)    The Underwriters shall have received from Andrews Kurth LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date or the Option Closing Date, as the case may be, with respect to the sale of the Units and other related matters as the Underwriters may reasonably require, and the Partnership shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(f)    At the time of execution of this Agreement, the Underwriters shall have received from Ernst & Young LLP a letter (the “initial letter”), in form and substance satisfactory to the Managers, addressed to the Underwriters and dated the date hereof (i) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable rules and requirements adopted by the Commission and the PCAOB and is in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Time of Sale Prospectus and the Prospectus, as of a date not more than three (3) days prior to the date hereof), the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings.

(g)    On the Closing Date and any Option Closing Date, the Underwriters shall have received from Ernst & Young LLP a letter (the “bring-down letter”), in form and substance satisfactory to the Managers, addressed to the Underwriters and dated the Closing Date or the Option Closing Date, as the case may be, (i) confirming that it is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the PCAOB and is in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of the date of the bring-down letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Prospectus, as of a date not more than three (3) days prior to the date of the bring-down letter), its conclusions and findings with respect to the financial information and other matters covered by the initial letter and (iii) confirming in all material respects the conclusions and findings set forth in the initial letter.

(h)    On the Closing Date or the Option Closing Date, as the case may be, the General Partner shall have furnished to the Underwriters a certificate, dated the Closing Date or the Option Closing Date, as the case may be, of any of its Senior Vice Presidents and its Chief Financial Officer stating that:

(i)    the representations, warranties and agreements of the Magellan Parties in this Agreement are true and correct on and as of the Closing Date or the Option Closing Date, as the case may be, and the Magellan Parties have complied with all their respective agreements contained herein and satisfied all the conditions on their respective parts to be performed or satisfied hereunder at or prior to the Closing Date or the Option Closing Date, as the case may be;

(ii)    the Prospectus has been timely filed with the Commission; no stop order suspending the effectiveness of the Registration Statement has been issued; and no proceedings or examination for that purpose have been instituted or, to the knowledge of such officers, threatened by the Commission; no notice pursuant to Rule 401(g)(2) of the Securities Act has been received; any request of the Commission for inclusion of additional information in the Registration Statement or the Prospectus or otherwise has been disclosed to the Managers and complied with; and the Commission has not notified the Partnership of any objection to the use of the form of the Registration Statement or any post-effective amendment thereto;

(iii)    they have carefully examined the Registration Statement, the Prospectus and the Time of Sale Prospectus, and, in their opinion, (A) (1) the Registration Statement, as of the Effective Date, (2) the Prospectus, as of its date and on the Closing Date or the Option Closing Date, as the case may be, and (3) the Time of Sale Prospectus, as of the Time of Sale, did not and do not contain any untrue statement of a material fact and did not and do not omit to state a material fact (i) solely in the case of the Registration Statement required to be stated therein or (ii) necessary to make the statements therein not misleading (in the case of the Prospectus or the Time of Sale Prospectus, in the light of the circumstances under which such statements were made), except, in the case of the Time of Sale Prospectus, that the price of the Units and disclosures directly relating thereto are included in the Prospectus, and (B) since the Effective Date, no event has occurred that should have been set forth in a supplement or amendment to the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus that has not been so set forth; and

(iv)    no event contemplated in Section 7(i) or 7(j) has occurred in respect of the Partnership Entities.

(i)    (A) None of the Partnership Entities shall have sustained since the date of the latest audited financial statements included or incorporated by reference in the most recent Preliminary Prospectus any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Time of Sale Prospectus and the Prospectus or shall have become a party to or the subject of any litigation, court or governmental action, investigation, order or decree which is materially adverse to the Partnership Entities, taken as a whole and (B) since such date there shall not have been any material adverse change in the partners’ or members’ capital, capital stock or short-term or long-term debt of the

Partnership Entities, taken as a whole, or any change, or any development involving a prospective material adverse change, in or affecting the general affairs, operations, business, prospects, capitalization, management, financial position, securityholders’ equity or results of operations of the Partnership Entities, taken as a whole, otherwise than as set forth or contemplated in the Time of Sale Prospectus and the Prospectus, the effect of which, in any such case described in clause (A) or (B), is to make it, in the judgment of the Managers, impracticable or inadvisable to proceed with the public offering or the delivery of the Units being delivered on the Closing Date or the Option Closing Date, as the case may be, on the terms and in the manner contemplated in the Time of Sale Prospectus and the Prospectus

(j)    Subsequent to the execution and delivery of this Agreement, if any debt securities of any of the Partnership Entities are rated by any “nationally recognized statistical rating organization,” as that term is defined by the Commission for purposes of Rule 436(g)(2) of the Rules and Regulations, (i) no downgrading shall have occurred in the rating accorded such debt securities and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any securities of any of the Partnership Entities.

(k)    If any event shall have occurred on or prior to the Closing Date or the Option Closing Date, as the case may be, that requires the Partnership to prepare an amendment or supplement to the Prospectus, such amendment or supplement shall have been prepared, the Managers shall have been given a reasonable opportunity to comment thereon as provided in Section 5(a)(iv) hereof, and copies thereof shall have been delivered to the Managers reasonably in advance of the Closing Date or the Option Closing Date, as the case may be.

(l)    No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date or the Option Closing Date, as the case may be, prevent the sale of the Units; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date or the Option Closing Date, as the case may be, which would prevent sale of the Units.

(m)    The New York Stock Exchange shall have approved the Units for listing.

(p)    The Partnership Entities shall have furnished the Managers such additional documents and certificates as the Managers or counsel for the Underwriters may reasonably request.

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to the Underwriters and counsel for the Underwriters.

8.    Indemnification and Contribution.

(a)    Each of the Magellan Parties severally and jointly agree to indemnify and hold harmless each Underwriter, each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, any Partnership Entity information that the has been filed, or is required to be filed, pursuant to Rule 433(d) under the Securities Act, or the Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Underwriter furnished to the Magellan Parties in writing by such Underwriter through you expressly for use therein.

(b)    Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Magellan Parties, their respective directors, the officers of the General Partner who sign the Registration Statement and each person, if any, who controls the Magellan Parties within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Magellan Parties to such Underwriter, but only with reference to information relating to such Underwriter furnished to the Magellan Parties in writing by such Underwriter through you expressly for use in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus or the Prospectus or any amendment or supplement thereto. The Magellan Parties acknowledge that the statements set forth in (i) the statement on the cover page regarding delivery of the Units and (ii) under the heading “Underwriting,” (A) the sentences related to concessions and reallowances and (B) the paragraph related to stabilization, syndicate covering transactions and penalty bids in any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus or the Prospectus constitute the only information furnished in writing by or on behalf of the several Underwriters for inclusion in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus or the Prospectus.

(c)    In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by Morgan Stanley & Co. Incorporated, in the case of parties indemnified pursuant to Section 8(a), and by the Partnership, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d)    To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Partnership on the one hand and the Underwriters on the other hand from the offering of the Units or (ii) if the allocation provided by clause Section 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause Section 8(d)(i) above but also the relative fault of the Magellan Parties on the one hand and of the Underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Partnership on the one hand and the Underwriters on the other hand in connection with the offering of the Units shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Units (before deducting expenses) received by the Partnership and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate Public Offering Price of the Units. The relative fault of the Magellan Parties on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Magellan Parties or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective number of Units they have purchased hereunder, and not joint.

(e)    The Magellan Parties and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Units underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

9.    Effectiveness; Default by an Underwriter. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date or an Option Closing Date, as the case may be, any one or more of the Underwriters shall fail or refuse to purchase Units that it has or they have agreed to purchase hereunder on such date, and the aggregate number of Units which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of the Units to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the number of Firm Units set forth opposite their respective names in Schedule 1 bears to the aggregate number of Firm Units set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as you may specify, to purchase the Units which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the number of Units that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 9 by an amount in excess of one-ninth of such number of Units without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Firm Units and the aggregate number of Firm Units with respect to which such default occurs is more than one-tenth of the aggregate number of Firm Units to be purchased on such date, and arrangements satisfactory to you and the Magellan Parties for the purchase of such Firm Units are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Magellan

Parties. In any such case either you or the Magellan Parties shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, in the Time of Sale Prospectus, in the Prospectus or in any other documents or arrangements may be effected. If, on an Option Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Additional Units and the aggregate number of Additional Units with respect to which such default occurs is more than one-tenth of the aggregate number of Additional Units to be purchased on such Option Closing Date, the non-defaulting Underwriters shall have the option to (i) terminate their obligation hereunder to purchase the Additional Units to be sold on such Option Closing Date or (ii) purchase not less than the number of Additional Units that such non-defaulting Underwriters would have been obligated to purchase in the absence of such default. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

If the Partnership shall fail to tender the Units for delivery to the Underwriters by reason of any failure, refusal or inability on the part of any of the Magellan Parties to perform any agreement on its part to be performed, or because any other condition to the Underwriters’ obligations hereunder required to be fulfilled by the Magellan Parties is not fulfilled for any reason or (b) the Underwriters shall decline to purchase the Units for any reason permitted under this Agreement, then, except as specified in the following sentence, the Magellan Parties will reimburse the Underwriters for all reasonable out-of-pocket expenses (including fees and disbursements of counsel) incurred by Underwriters in connection with this Agreement and the proposed purchase of the Units, and upon demand the Magellan Parties shall pay the full amount thereof to the Managers. If this Agreement is terminated (i) pursuant to Section 10 because of the occurrence of any event specified in Section 10 (other than as specified in Section 10(ii)), the Magellan Parties shall not be obligated to reimburse the Underwriters for any expenses specified in the immediately preceding sentence or (ii) pursuant to this Section 9 by reason of the default of one or more Underwriters, the Magellan Parties shall not be obligated to reimburse any defaulting Underwriter on account of those expenses.

10.    Termination. The Underwriters may terminate this Agreement by notice given by the Managers to the Partnership, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the NYSE, the American Stock Exchange or the NASDAQ Global Market, (ii) trading of any securities of the Partnership shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in your judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Units on the terms and in the manner contemplated in the Time of Sale Prospectus or the Prospectus.

11.    Research Analyst Independence. The Magellan Parties acknowledge that the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that the Underwriters’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Partnership and/or the offering that differ from the views of their respective investment banking divisions. The Magellan Parties hereby waive and release, to the fullest extent permitted by law, any claims that the Magellan Parties may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Partnership by the Underwriters’ investment banking divisions. The Magellan Parties acknowledge that each Underwriter is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the Partnership and its subsidiaries.

12.    Entire Agreement.

(a)    This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Units, represents the entire agreement between the Magellan Parties and the Underwriters with respect to the preparation of any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, the conduct of the offering, and the purchase and sale of the Units.

(b)    The Magellan Parties acknowledge that in connection with the offering of the Units: (i) the Underwriters have acted at arms length, are not agents of, and owe no fiduciary duties to, the Magellan Parties or any other person, (ii) the Underwriters owe the Magellan Parties only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, and (iii) the Underwriters may have interests that differ from those of the Magellan Parties. Each of the Magellan Parties waives to the full extent permitted by applicable law any claims each of them may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the Units.

13.    Notices, Etc. All communications hereunder shall be in writing and effective only upon receipt and if to the Underwriters, shall be delivered, mailed or sent in care of Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036, Attention: Corporate Finance Execution, Fax: (212) 761-0260; and, if to the General Partner and the Partnership, shall be delivered or sent by mail or facsimile transmission to the address set forth in the Registration Statement, Attention: General Counsel (Fax: (918) 574-7039).

14.    Survival. The respective indemnities, representations, warranties and agreements of the Magellan Parties and the Underwriters contained in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement or any certificate delivered pursuant hereto, shall survive the delivery of and payment for the Units and shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or investigation made by or on behalf of any of them or any person controlling any of them.

15.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

16.    Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

17.    Jurisdiction; Venue. The parties hereby consent to (i) nonexclusive jurisdiction in the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, (ii) nonexclusive personal service with respect thereto, and (iii) personal jurisdiction, service and venue in any court in which any claim arising out of or in any way relating to this Agreement is brought by any third party against the Underwriters or any indemnified party. Each of the parties (on its behalf and, to the extent permitted by applicable law, on behalf of its limited partners and affiliates) waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. The parties agree that a final judgment in any such action, proceeding or counterclaim brought in any such court shall be conclusive and binding upon the parties and may be enforced in any other courts to the jurisdiction of which the parties is or may be subject, by suit upon such judgment.

18.    Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

[Signature Pages to Follow.]

If the foregoing correctly sets forth the agreement among the Magellan Parties and the Underwriters, please indicate your acceptance in the space provided for that purpose below.

Very truly yours,

“Partnership”

MAGELLAN MIDSTREAM PARTNERS, L.P.

By:	Magellan GP, LLC,
its General Partner

By:	/s/ John D. Chandler
John D. Chandler
Chief Financial Officer and Treasurer

“General Partner”

MAGELLAN GP, LLC

By:	/s/ John D. Chandler
John D. Chandler
Chief Financial Officer and Treasurer

“Operating Partnership”

MAGELLAN OLP, L.P.

By:	Magellan Operating GP, LLC,
its General Partner

By:	/s/ John D. Chandler
John D. Chandler
Chief Financial Officer and Treasurer

Magellan Midstream Partners, L.P. Signature Page to Underwriting Agreement

“OLP GP”

MAGELLAN OPERATING GP, LLC

By:	/s/ John D. Chandler
John D. Chandler
Chief Financial Officer and Treasurer

“MPL LP”

MAGELLAN PIPELINE COMPANY, L.P.

By:	Magellan Pipeline GP, LLC,
its General Partner

By:	/s/ John D. Chandler
John D. Chandler
Chief Financial Officer and Treasurer

“MPT LP”

MAGELLAN PIPELINE TERMINALS, L.P.

By:	Magellan Pipeline GP, LLC,
its General Partner

By:	/s/ John D. Chandler
John D. Chandler
Chief Financial Officer and Treasurer

“MPGP LLC”

MAGELLAN PIPELINE GP, LLC

By:	/s/ John D. Chandler
John D. Chandler
Chief Financial Officer and Treasurer

Magellan Midstream Partners, L.P.

Signature Page to Underwriting Agreement

Accepted:

MORGAN STANLEY & CO. INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH

   INCORPORATED

J.P. MORGAN SECURITIES INC.

WELLS FARGO SECURITIES, LLC,

on behalf of themselves and the several

Underwriters named on Schedule 1 hereto

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Jeff Hibbard
Name: Jeff Hibbard
Title: Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Fritz F. Schlopy
Name: Fritz F. Schlopy
Title: Managing Director

J.P. MORGAN SECURITIES INC.

By:	/s/ Yaw Asamoah-Duodu
Name: Yaw Asamoah-Duodu
Title: Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ David Herman
Name: David Herman
Title: Director

Magellan Midstream Partners, L.P.

Signature Page to Underwriting Agreement

SCHEDULE 1

Underwriters	Number of Common Units to be Purchased
Morgan Stanley & Co. Incorporated	1,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,000,000
J.P. Morgan Securities Inc. Wells Fargo Securities, LLC RBC Capital Markets Corporation	1,000,000 1,000,000 500,000
UBS Securities LLC	500,000

TOTAL:	5,000,000

Schedule 1—Page 1

SCHEDULE 2

Time of Sale Prospectus and Issuer Free Writing Prospectuses

Time of Sale Prospectus:

Number of Units: 5,000,000

Price to Public: $ 46.65

Issuer Free Writing Prospectuses:

None.

Schedule 2—Page 1

SCHEDULE 3

Jurisdictions

Entity	Jurisdiction of Formation	Jurisdictions of Foreign Qualification
Magellan Midstream Partners, L.P.	Delaware	Alabama, Arkansas, Colorado, Connecticut, Delaware, Georgia, Illinois, Iowa, Kansas, Louisiana, Minnesota, Missouri, Nebraska, North Carolina, North Dakota, Oklahoma, South Carolina, South Dakota, Tennessee, Texas, Virginia, Wisconsin

Magellan Midstream Holdings GP, LLC	Delaware	Alabama, Arkansas, Colorado, Connecticut, Delaware, Georgia, Illinois, Iowa, Kansas, Louisiana, Minnesota, Missouri, Nebraska, North Carolina, North Dakota, Oklahoma, South Carolina, South Dakota, Tennessee, Texas, Virginia, Wisconsin

Magellan GP, LLC	Delaware	Arkansas, Delaware, Illinois, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Carolina, North Dakota, Oklahoma, South Dakota, Texas, Wisconsin

Magellan Pipeline GP, LLC	Delaware	Arkansas, Delaware, Illinois, North Dakota, Oklahoma, South Dakota, Texas, Wisconsin

Magellan Pipeline Company, L.P.	Delaware	Arkansas, Colorado, Delaware, Illinois, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota, Oklahoma, South Dakota, Texas, Wisconsin

Schedule 3—Page 1

Magellan Operating GP, LLC	Delaware	Alabama, Arkansas, Connecticut, Delaware, Georgia, Illinois, Iowa, Kansas, Louisiana, Minnesota, Missouri, Nebraska, North Carolina, North Dakota, Oklahoma, South Carolina, Tennessee, Texas, Virginia

Magellan OLP, L.P.	Delaware	Alabama, Arkansas, Connecticut, Delaware, Georgia, Illinois, Iowa, Kansas, Louisiana, Minnesota, Missouri, Nebraska, North Carolina, North Dakota, Oklahoma, South Carolina, Tennessee, Texas, Virginia

Magellan NGL, LLC	Delaware	Alabama, Arkansas, Connecticut, Delaware, Georgia, Illinois, Iowa, Kansas, Louisiana, Minnesota, Missouri, Nebraska, North Carolina, North Dakota, Oklahoma, South Carolina, South Dakota, Tennessee, Texas, Virginia, Wisconsin

Magellan Terminals Holdings, L.P.	Delaware	Alabama, Arkansas, Connecticut, Delaware, Georgia, Louisiana, Missouri, North Carolina, Oklahoma, South Carolina, Tennessee, Texas, Virginia

Magellan Asset Services, L.P.	Delaware	Arkansas, Colorado, Delaware, Illinois, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Carolina, North Dakota, Oklahoma, South Dakota, Tennessee, Texas, Wisconsin

Magellan Ammonia Pipeline, L.P.	Delaware	Delaware, Iowa, Kansas, Minnesota, Nebraska, Oklahoma and Texas

Magellan Pipelines Holdings, L.P.	Delaware	Delaware, Kansas, Oklahoma and Texas

Schedule 3—Page 2

Magellan Pipeline Terminals, L.P.	Delaware	Colorado, Delaware, Iowa, Kansas, Minnesota, Oklahoma and Texas

MGG GP Holdings, LLC	Delaware	Delaware and Oklahoma

Magellan Crude Oil, LLC	Delaware	Delaware and Oklahoma

Osage Pipe Line Company, LLC	Delaware	Delaware, Kansas and Oklahoma

Schedule 3—Page 3

SCHEDULE 4

Subsidiaries

Subsidiary	Jurisdiction of Formation
Magellan GP, LLC	Delaware
Magellan Pipeline GP, LLC	Delaware
Magellan Pipeline Company, L.P.	Delaware
Magellan Operating GP, LLC	Delaware
Magellan OLP, L.P.	Delaware
Magellan NGL, LLC	Delaware
Magellan Terminals Holdings, L.P.	Delaware
Magellan Asset Services, L.P.	Delaware
Magellan Ammonia Pipeline, L.P.	Delaware
Magellan Pipelines Holdings, L.P.	Delaware
Magellan Pipeline Terminals, L.P.	Delaware
Osage Pipe Line Company, LLC	Delaware
Magellan Crude Oil, LLC	Delaware
Magellan Midstream Holdings GP, LLC	Delaware
MGG GP Holdings, LLC	Delaware

Schedule 4—Page 1

SCHEDULE 5

Lockup Agreements

John D. Chandler

Lisa J. Korner

Michael N. Mears

Richard A. Olson

Brett C. Riley

Lonny E. Townsend

Don W. Wellendorf

Barry R. Pearl

Walter R. Arnheim

Patrick C. Eilers

Robert G. Croyle

James C. Kempner

James R. Montague

Schedule 5—Page 1

ANNEX I

FORM OF LOCKUP AGREEMENT

MORGAN STANLEY & CO. INCORPORATED

1585 Broadway

New York, New York 10036

Ladies and Gentlemen:

The undersigned understands that you (the “Underwriters”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) providing for the purchase by the Underwriters of common units representing limited partner interests (the “Units”) of Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), and that the Underwriters propose to reoffer the Units to the public (the “Offering”).

In consideration of the execution of the Underwriting Agreement by the Underwriters, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Units (including, without limitation, Units that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and Units that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Units, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Units, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Units or other securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Units or securities convertible into or exercisable or exchangeable for Units or any other securities of the Partnership or (4) publicly disclose the intention to do any of the foregoing, for a period commencing on the date hereof and ending on the 60th day after the date of the Prospectus relating to the Offering (such 60-day period, the “Lock-Up Period”).

The foregoing limitations shall not apply to (a) transactions relating to Units or other securities acquired in open market transactions after the completion of the Offering, provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be voluntarily made in connection with subsequent sales of Units or other securities acquired in such open market transactions, (b) transfers of Units or any security convertible into Units as a bona fide gift, or (c) distributions of Units or any security convertible into Units to limited partners or unitholders of the undersigned; provided that in the case of any transfer or distribution pursuant to clause (b) or (c), each donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter.

Annex I—Page 1

In furtherance of the foregoing, the Partnership and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.

It is understood that, if the Partnership notifies the Underwriters that it does not intend to proceed with the Offering, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof that survive termination) shall terminate or be terminated prior to payment for and delivery of the Units, the undersigned will be released from his obligations under this Lock-Up Letter Agreement.

The undersigned understands that the Partnership and the Underwriters will proceed with the Offering in reliance on this Lock-Up Letter Agreement.

Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Partnership and the Underwriters.

[Signature page follows]

Annex I—Page 2

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Very truly yours,

By:
Name: Title:

Dated:                     , 2010

Annex I—Page 3